AGREEMENT AND PLAN OF MERGER

                                   dated as of

                                  March 6, 1998

                                     between

                             PRICELLULAR CORPORATION

                                       and

                          AMERICAN CELLULAR CORPORATION












                              TABLE OF CONTENTS(1)
                         ------------------------------

                                                                            PAGE
                                                                            ----
                                    ARTICLE 1
                                   THE MERGER

SECTION 1.01.  The Merger......................................................1
SECTION 1.02.  Conversion of Shares ...........................................2
SECTION 1.03.  Surrender and Payment...........................................3
SECTION 1.04.  Dissenting Shares...............................................4
SECTION 1.05.  Stock Options...................................................5


                                    ARTICLE 2
                            THE SURVIVING CORPORATION

SECTION 2.01.  Certificate of Incorporation....................................5
SECTION 2.02.  Bylaws..........................................................5
SECTION 2.03.  Directors and Officers..........................................5


                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01.  Corporate Existence and Power...................................5
SECTION 3.02.  Corporate Authorization.........................................6
SECTION 3.03.  Governmental Authorization......................................6
SECTION 3.04.  Non-contravention...............................................7
SECTION 3.05.  Capitalization..................................................8
SECTION 3.06.  Subsidiaries....................................................9
SECTION 3.07.  SEC Filings....................................................10
SECTION 3.08.  Financial Statements...........................................10
SECTION 3.09.  Disclosure Documents ..........................................11
SECTION 3.10.  Absence of Certain Changes.....................................11
SECTION 3.11.  No Undisclosed Material Liabilities............................13
SECTION 3.12.  Litigation.....................................................14
SECTION 3.13.  Taxes..........................................................14
SECTION 3.14.  ERISA and Labor Matters........................................15
SECTION 3.15.  Finders' Fees..................................................17
SECTION 3.16.  FCC Matters and Governmental Matters...........................18
SECTION 3.17.  Licenses and Permits; Compliance with Laws.....................20
SECTION 3.18.  Contracts......................................................20
SECTION 3.19.  Properties; Assets.............................................21
SECTION 3.20.  Environmental Matters..........................................21
SECTION 3.21.  Related Party Transactions.....................................22
SECTION 3.22.  Opinion of Financial Advisor...................................23


                                    ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF BUYER

SECTION 4.01.  Corporate Existence and Power..................................23
SECTION 4.02.  Corporate Authorization........................................23
SECTION 4.03.  Governmental Authorization.....................................23
SECTION 4.04.  Non-contravention..............................................24
SECTION 4.05.  Disclosure Documents ..........................................24
SECTION 4.06.  Finders' Fees..................................................24
SECTION 4.07.  Financing......................................................24
SECTION 4.08.  Qualification of Buyer.........................................25
SECTION 4.09.  Capitalization.................................................26


                                    ARTICLE 5
                            COVENANTS OF THE COMPANY

SECTION 5.01.  Conduct of the Company.........................................26
SECTION 5.02.  Stockholder Meeting; Proxy Material............................27
SECTION 5.03.  Access to Information..........................................28
SECTION 5.04.  Other Offers...................................................28
SECTION 5.05.  Notices of Certain Events......................................29
SECTION 5.06.  Solvency Advice................................................29


                                    ARTICLE 6
                               COVENANTS OF BUYER

SECTION 6.01.  Confidentiality................................................30
SECTION 6.02.  Voting of Shares...............................................30
SECTION 6.03.  Indemnification; Directors' and Officers'
                 Insurance....................................................30
SECTION 6.04.  Name Change....................................................32
SECTION 6.05.  High Yield Financing ..........................................32
SECTION 6.06.  Equity Financing...............................................32


                                    ARTICLE 7
                       COVENANTS OF BUYER AND THE COMPANY

SECTION 7.01.  Best Efforts...................................................33
SECTION 7.02.  Certain Filings................................................34
SECTION 7.03.  Public Announcements...........................................34
SECTION 7.04.  Further Assurances.............................................34
SECTION 7.05.  FCC Application................................................35
SECTION 7.06.  HSR Act Matters................................................35
SECTION 7.07.  Warrants; Convertible Notes....................................36


                                    ARTICLE 8
                            CONDITIONS TO THE MERGER

SECTION 8.01.  Conditions to the Obligations of Each Party....................36
SECTION 8.02.  Conditions to the Obligations of Buyer.........................37
SECTION 8.03.  Conditions to the Obligations of the Company...................38


                                    ARTICLE 9
                                   TERMINATION

SECTION 9.01.  Termination....................................................39
SECTION 9.02.  Effect of Termination..........................................40


                                   ARTICLE 10
                                  MISCELLANEOUS

SECTION 10.01.  Notices.......................................................41
SECTION 10.02.  Survival of Representations and Warranties
                  and Agreements..............................................42
SECTION 10.03.  Amendments; No Waivers........................................42
SECTION 10.04.  Expenses......................................................42
SECTION 10.05.  Successors and Assigns........................................43
SECTION 10.06.  Governing Law.................................................44
SECTION 10.07.  Counterparts; Effectiveness...................................44
SECTION 10.08.  Entire Agreement; No Third-party
                  Beneficiaries...............................................44
SECTION 10.09.  Extension; Waiver.............................................44
SECTION 10.10.  Headings......................................................44
SECTION 10.11.  Severability..................................................44
SECTION 10.12.  WAIVER OF JURY TRIAL..........................................45

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        (1) The Table of Contents is not a part of this Agreement.


                             INDEX OF DEFINED TERMS

Term                                                                 Section
----                                                                 -------

Acquisition Proposal.................................................5.04
Balance Sheet........................................................3.08
Balance Sheet Date...................................................3.08
Benefit Arrangements.................................................3.14(d)
Buyer................................................................Preamble
Buyer Material Adverse Effect........................................4.01
Claim................................................................6.03
Class A Shares.......................................................?
Class B Shares.......................................................?
Closing..............................................................1.02(b)
Closing Date.........................................................1.02(b)
Code.................................................................3.13
Communications Act...................................................3.03
Company..............................................................Preamble
Company Disclosure Documents.........................................3.09(a)
Company Proxy Statement..............................................3.09(a)
Company Returns......................................................3.13
Company SEC Reports..................................................3.07(a)
Company Securities...................................................3.05(e)
Company Stockholder Meeting..........................................5.02
Company 10-K.........................................................3.06(a)
Confidentiality Agreement............................................5.03
Contracts............................................................3.18
Convertible Discount Notes...........................................3.05(d)
Delaware Law.........................................................1.01(a)
Draft 1997 Form 10-K.................................................3.06(a)
Effective Time.......................................................1.01(c)
Employee Funds ......................................................5.01(a)(ii)
Employee Plans.......................................................3.14(a)
Environmental Law....................................................3.20
ERISA................................................................3.14(a)
Exchange Act.........................................................3.03
Exchange Agent.......................................................1.03(a)
FAA..................................................................3.16(a)
FCC..................................................................1.01(a)
FCC Application......................................................7.05(a)
FCC Licenses.........................................................3.16(a)
FCC Transfer Approvals...............................................8.01(e)
Final Order..........................................................8.01(e)
Financing Condition..................................................8.02(d)
HSR Act..............................................................3.03(b)
Indemnified Parties..................................................6.03(b)
Lien.................................................................3.04(d)
Material Adverse Effect..............................................3.01
Merger...............................................................1.01(a)
Merger Consideration.................................................1.02(c)
Multiemployer Plans..................................................3.14(b)(i)
Permits..............................................................3.17
Person...............................................................1.03(d)
Related Parties......................................................3.21(a)
SEC..................................................................3.07(a)
SEC Reports..........................................................3.07(a)
Securities Act.......................................................3.07(b)
Series A Preferred Stock.............................................1.02(c)
Shares...............................................................1.02(c)
Statutes.............................................................3.16(e)
Subsidiary...........................................................3.01
Subsidiary Securities................................................3.06(b)(ii)
Surviving Corporation................................................1.01(a)
Taxes................................................................3.13
Trigger Event........................................................10.04(b)
Trustee..............................................................7.07
Voting Agreement.....................................................Preamble
Warrant Agreement....................................................3.05(c)
Warrants.............................................................3.05(c)
Wireless.............................................................3.07(a)






                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER dated as of March 6, 1998 between PRICELLULAR CORPORATION, a Delaware corporation (the "Company"), and AMERICAN CELLULAR CORPORATION, a Delaware corporation ("Buyer").

            WHEREAS, the respective Boards of Directors of the Company and Buyer have approved, and deem it advisable and in the best interests of their respective stockholders that Buyer merge with and into the Company, pursuant to and subject to the terms and conditions set forth herein; and

            WHEREAS, as a condition to Buyer entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Buyer is entering into a voting agreement (the "Voting Agreement") with certain holders of securities of the Company pursuant to which, among other things, such holders have agreed to vote all shares of capital stock of the Company owned by such holders in favor of this Agreement, the Merger provided for herein and the transactions contemplated by this Agreement;

            NOW, THEREFORE, in consideration of the promises and the respective representations, warranties, covenants, and agreements set forth herein and in the voting agreements, the parties hereto agree as follows:



                                    ARTICLE 1
                                   THE MERGER

            SECTION 1.01. The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement (including approval of the Federal Communications Commission (the "FCC")), at the Effective Time, Buyer shall be merged (the "Merger") with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "Delaware Law") whereupon the separate existence of Buyer shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

              (b) Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction of the conditions set forth in Article 8, at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York
10017, unless another time, date or place is agreed to in writing by the parties hereto.

              (c) Upon the Closing, the Company and Buyer will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger (the "Effective Time").

              (d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Buyer, all as provided under Delaware Law.

            SECTION 1.02.  Conversion of Shares.  At the Effective Time:

              (a) all shares of capital stock of the Company held by the Company as treasury stock or owned by Buyer or any subsidiary of Buyer immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

              (b) each share of common stock and preferred stock of Buyer outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock and preferred stock, respectively, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

              (c) except as otherwise provided in Section 1.02(a) or as provided in Section 1.04 with respect to Shares (as defined below) as to which appraisal rights have been exercised, (i) each share of (x) Class A Common Stock, par value $0.01 per share, of the Company ("Class A Shares") issued and outstanding immediately prior to the Effective Time and (y) Class B Common Stock, par value $0.01 per share, of the Company (the "Class B Shares") issued and outstanding immediately prior to the Effective Time, shall in each case be converted into the right to receive $14.00 in cash, without interest (the "Merger Consideration") and (ii) each share of Series A Cumulative Convertible Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock" and, together with the Class A Shares and the Class B Shares, the "Shares"), of the Company issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the product of the Merger Consideration and the number of Class A Shares into which each such share of Series A Preferred Stock is convertible at such time in connection with a change of control.

            SECTION 1.03. Surrender and Payment. (a) Prior to the Effective Time, Buyer shall appoint an agent (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. Buyer will make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Shares. For purposes of determining the Merger Consideration to be made available, Buyer shall assume that no holder of Shares will perfect his right to appraisal of his Shares. Promptly after the Effective Time, Buyer will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent).

              (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration.

              (c) The Merger Consideration shall be paid to each holder of Shares free and clear of any withholding under Section 1445 of the Code, (i) with respect to any Class B Share and any share of Series A Preferred Stock, provided that Buyer receives (x) a certification from such holder of non-foreign status as described in Treasury Regulation Section 1.1445-2(b) or (y) other documentation reasonably satisfactory to Buyer establishing an exemption from such withholding, in either such case at or prior to the Closing Date and (ii) with respect to any Class A Share.

              (d) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

              (e) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 1.

              (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.03(a) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Buyer, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to Buyer for payment of the Merger Consideration in respect of his Shares. Notwithstanding the foregoing, Buyer shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

              (g) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Buyer, upon demand.

            SECTION 1.04. Dissenting Shares. Notwithstanding Section 1.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Buyer prompt notice of any demands received by the Company for appraisal of Shares, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands.

            SECTION 1.05. Stock Options. At or immediately prior to the Effective Time, each outstanding employee stock option to purchase Class A Shares granted under the Company's 1994 Stock Option Plan, as amended (the "1994 Plan") , shall be canceled, and each holder of any such option, whether or not then vested or exercisable, shall be paid by the Company promptly after the Effective Time for each such option an amount determined by multiplying (i) the excess, if any, of $14.00 per Class A Share over the applicable exercise price of such option by (ii) the number of Class A Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Effective Time. Any such payment shall be subject to all applicable federal, state and local tax withholding requirements.



                                    ARTICLE 2
                            THE SURVIVING CORPORATION

            SECTION 2.01. Certificate of Incorporation. The certificate of incorporation of Buyer in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law, except that the name of the Surviving Corporation shall be changed to "American Cellular Corporation".

            SECTION 2.02. Bylaws. The bylaws of Buyer in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

            SECTION 2.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors and officers of Buyer at the Effective Time shall be the directors and officers of the Surviving Corporation.



                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants to Buyer that:

            SECTION 3.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, or would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and its Subsidiaries (as defined below) taken as a whole (a "Material Adverse Effect"). The Company has heretofore delivered to Buyer true and complete copies of the Company's certificate of incorporation and bylaws as currently in effect. For purposes of this Agreement, a "Subsidiary" of any Person means any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned or controlled by such Person, and unless otherwise specified, "Subsidiary" means a Subsidiary of the Company.

            SECTION 3.02. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for any required approvals by the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally and by equitable principles of general applicability. The Board of Directors of the Company has approved the Merger, this Agreement and the transactions contemplated hereby and such approval is sufficient to render the provisions of
Section 203 of Delaware Law inapplicable to the Merger, this Agreement and the transactions contemplated hereby. The approval of the holders of a majority of the votes of the outstanding Shares is the only vote of the holders of any class of the Company's capital stock necessary to approve the Merger, this Agreement and the transactions contemplated hereby.

            SECTION 3.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby require no consent, waiver, approval, authorization or permit by or from, or action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Delaware Law; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"); (c) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"); (d) compliance with any applicable requirements of the Communications Act of 1934, as amended, together with the rules, regulations and published decisions of the FCC (collectively, the "Communications Act"); (e) compliance with the applicable requirements of state and local public utility commissions or similar entities; and (f) any action, filing, consent, waiver, approval, authorization or permit that would not in the aggregate prevent or delay consummation of the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, or would not, or would not reasonably be expected to, in the aggregate have a Material Adverse Effect.

            SECTION 3.04. Non-contravention. Except as described in Schedule
3.04 and assuming compliance with the matters referred to in Section 3.03, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) assuming receipt of the approval of stockholders referred to in
Section 3.02, contravene or conflict with the certificate of incorporation or bylaws of the Company, (b) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary, (c) result in a breach or violation of or constitute a default under (or an event which with the giving of notice or the lapse of time or both would constitute a default under) or give rise to a right of termination, amendment, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled or require any consent, approval or authorization under any provision of any material agreement, contract or other instrument binding upon the Company or any Subsidiary or any of their respective assets (including any license, franchise, permit or other similar authorization held by the Company or any Subsidiary) or
(d) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary, except for such contraventions, conflicts or violations referred to in clause (b) and breaches, violations, defaults, rights of termination, cancellation or acceleration, losses, Liens or other occurrences referred to in clauses (c) and (d) that in the aggregate would not, or would not reasonably be expected to, have a Material Adverse Effect or prevent or delay the consummation of the Merger in any material respect or otherwise prevent the Company from performing its obligations under this Agreement in any material respect. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. The execution and delivery of this Agreement and the Voting Agreement does not constitute a "Change of Control" under the terms of that certain Certificate of Designation of Series A Cumulative Convertible Preferred Stock of the Company executed by the Company on December 15, 1995.

            SECTION 3.05. Capitalization. (a) The authorized capital stock of the Company consists of the following, as of March 3, 1998: (i) 100,000,000 Class A Shares, of which 21,824,566 are issued and outstanding, (ii) 50,000,000 Class B Shares, of which 13,134,275 are issued and outstanding, and (iii) 10,000,000 shares of preferred stock, of which 96,000 shares of Series A Preferred Stock are issued and outstanding.

              (b) As of March 3, 1998, there were outstanding under the 1994 Plan employee stock options to purchase an aggregate of 1,476,981 Class A Shares (of which options to purchase an aggregate of 836,956 Class A Shares were exercisable).

              (c) As of the date of this Agreement, there were outstanding warrants (the "Warrants") to purchase 1,819,584 Class B Shares pursuant to the terms and conditions of the Warrant Agreement (the "Warrant Agreement") amended and restated as of December 21, 1995 between Price Communications Corporation and the Company.

              (d) As of the date of this Agreement, there was outstanding $60,000,000 aggregate principal amount of 10 3/4% Senior Subordinated Convertible Discount Notes due 2004 (the "Convertible Discount Notes") pursuant to the terms and conditions of the Indenture dated as of August 21, 1995 between the Company and The Bank of Montreal Trust Company, as Trustee. As of December 31, 1997, the Accreted Value of the Convertible Discount Notes was $45,622,650.

              (e) All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section and except for changes since March 3, 1998, resulting from the exercise of employee stock options outstanding on such date, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company and
(iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (a), (b), (c) and (d) of this Section 3.05 being referred to collectively as the "Company Securities"). Except pursuant to the terms of the Company Securities, there are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

            (f) Upon consummation of the Merger, neither any outstanding Convertible Discount Notes, Warrants, Series A Preferred Stock nor any other outstanding securities of the Company shall be convertible into or exchangeable for any equity security of the Surviving Corporation.

            (g) Upon consummation of the Merger, the Company shall have no obligations due under any contracts entered into by the Company on or prior to the Closing Date with regard to the voting, transfer or registration under the Securities Act of any equity securities of the Company or that grant any preemptive rights with respect to its equity securities (other than any such contracts executed with Buyer).

            SECTION 3.06. Subsidiaries. (a) Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for such qualifications the failure of which to obtain would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. All Subsidiaries and their respective jurisdictions of incorporation are identified in the draft copy dated February 19, 1998 of the Company's annual report on Form 10-K for the fiscal year ended December 31, 1997 (the "Draft 1997 Form 10-K") or in Schedule 3.06(a).

              (b) Except as set forth in Schedule 3.06(b), all of the outstanding capital stock of, or other ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary and (ii) options or other rights to acquire from the Company or any Subsidiary, and no other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses 3.06(b)(i) and 3.06(b)(ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

            SECTION 3.07. SEC Filings. (a) The Company and PriCellular Wireless Corporation ("Wireless") have each filed with the Securities and Exchange Commission (the "SEC") (i) annual reports on Form 10-K for its fiscal years ended December 31, 1995 and 1996, (ii) quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997,
(iii) proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 1996 and (iv) all other reports, statements, schedules and registration statements required to be filed with the SEC since December 31, 1996. The Company has delivered to Buyer the Draft 1997 Form 10-K. The Company's annual report on Form 10-K for such reporting period shall not differ in any material respect from the Draft 1997 Form 10-K. The Draft 1997 Form 10-K and the documents described in clauses (i)-(iv) above are collectively referred to herein as the "SEC Reports."

              (b) Other than Wireless, no Subsidiary is required to file any report, form or document with the SEC pursuant under the Exchange Act or the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act").

              (c) As of their respective filing dates, none of the SEC Reports (or with respect to the Draft 1997 Form 10-K, the date of such draft) contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

              (d) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

               (e) The SEC Reports when filed complied (and the Draft 1997 Form 10- K complies) in all material respects with applicable requirements of the Securities Act and the Exchange Act.

            SECTION 3.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and Wireless, respectively included in the SEC Reports filed prior to the date hereof and in the Draft 1997 Form 10-K fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto or in the case of unaudited interim financial statements as permitted by Form 10-Q of the SEC ), the consolidated financial position of the Company and Wireless, as the case may be, and their respective consolidated subsidiaries as of the dates thereof and their consolidated statements of operations, stockholders' equity and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements which would not be material in amount or effect). For purposes of this Agreement, "Balance Sheet" means the consolidated balance sheet of the Company as of December 31, 1997 set forth in the Draft 1997 Form 10-K and "Balance Sheet Date" means December 31, 1997.

           SECTION 3.09. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including, without limitation, the proxy or information statement of the Company (the "Company Proxy Statement"), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

              (b) At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Company Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.09(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Buyer specifically for use therein.

            SECTION 3.10. Absence of Certain Changes. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as set forth in
Schedule 3.10, since the Balance Sheet Date, the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

              (a) any event, occurrence or development of a state of
            circumstances or facts which, individually or in the aggregate, has had, or reasonably would be expected to have, a Material Adverse Effect;

              (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any Shares, or any repurchase, redemption or other acquisition, or issuance, award, grant or sale by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary (excluding repurchases, redemptions or acquisitions or issuances, awards, grants or sales required to be made pursuant to the terms of any outstanding Company Securities);

              (c) any amendment of any material term of any outstanding security of the Company or any Subsidiary, or any reorganization, recapitalization, split, consolidation or reclassification with respect to its capital stock, or any issuance of any other securities in respect of, or in lieu of, shares of its capital stock;

              (d) any incurrence, assumption or guarantee by the Company or any
            Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices and not in an amount in excess of $5,000,000 in the aggregate;

              (e) any creation or assumption by the Company or any Subsidiary of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

              (f) any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

              (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect;

              (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, material to the Company and its Subsidiaries taken as a whole, other than transactions and commitments (i) in the ordinary course of business consistent with past practice, and in the case of asset acquisitions in an amount not in excess of $5,000,000 in the aggregate, and in the case of asset dispositions in an amount not in excess of $5,000,000 in the aggregate and (ii) those contemplated by this Agreement;

              (i) any material change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

              (j) except as contemplated by Section 5.01(b), any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) other than in the ordinary course of business consistent with past practice, increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary;

              (k) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

              (l) any material revaluation of any assets by the Company or any Subsidiary; or

              (m) any material transaction with a Related Party (other than compensation for services rendered in the ordinary course of business).

            SECTION 3.11. No Undisclosed Material Liabilities. There are no material liabilities of the Company or any Subsidiary of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

              (a) liabilities disclosed or provided for in the Schedules hereto, the Balance Sheet, the Company SEC Reports filed prior to the date hereof or the Draft 1997 Form 10-K;

              (b) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, which in the aggregate would not, or would not reasonably be expected to, have a Material Adverse Effect; and

              (c) liabilities under this Agreement or incurred in connection with the transactions contemplated hereby.

            SECTION 3.12. Litigation. Except as set forth in the Company SEC Reports filed prior to the date hereof, the Draft 1997 Form 10-K or in Schedule 3.12, there is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official which, if determined or resolved adversely to the Company or any Subsidiary in accordance with the plaintiff's demands, would reasonably be expected to have a Material Adverse Effect.

            SECTION 3.13. Taxes. Except as set forth in the Company Balance Sheet (including the notes thereto) and except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (i) all Tax returns, statements, reports and forms (including estimated Tax or information returns)(collectively, the "Company Returns") required to be filed with any taxing authority by, or with respect to, the Company and its Subsidiaries have been filed in accordance with all applicable laws; (ii) the Company and its Subsidiaries have timely paid or made provision for payment of all Taxes shown as due and payable on the Company Returns that have been so filed, and, as of the time of filing, the Company Returns correctly reflected the facts regarding income, business, assets, operations, activities and the status of the Company and its Subsidiaries (other than Taxes which are being contested in good faith and for which adequate reserves are reflected on the Company Balance Sheet); (iii) the Company and its Subsidiaries have made provision for all Taxes payable by the Company and its Subsidiaries for which no Company Return has yet been filed; (iv) the charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the Company Balance Sheet are adequate under United States generally accepted accounting principles to cover the Tax liabilities accruing through the date thereof; and
(v) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of an adverse determination. Except as set forth on Schedule 3.13, (a) no extension of a statute of limitations relating to material Taxes is in effect with respect to the Company or its Subsidiaries; (b) neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of
Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), other than an affiliated group of corporations of which the Company was the common parent; and (c) there are no material Tax sharing agreements or similar arrangements (including Tax indemnity arrangements) with respect to or involving the Company or any of its Subsidiaries. For purposes of this Section 3.13, "Taxes" means any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, service, license, net worth, payroll, franchise, and transfer and recording, imposed by the Internal Revenue Service or any taxing authority (whether domestic or foreign, including any federal, state, U.S. possession, county, local or foreign government or any subdivision or taxing agency thereof), whether computed on a separate, consolidated, unitary, combined or any other basis, including interest, fines, penalties or additions to tax attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments.

            SECTION 3.14. ERISA and Labor Matters. (a) The Company has provided Buyer with a list identifying each "employee benefit plan", as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which (i) is or was during the six year period ending on the date hereof subject to any provision of ERISA, (ii) is or was during the six year period ending on the date hereof maintained, administered or contributed to by the Company or any affiliate (as defined below) of the Company and (iii) covers or has covered during such six year period any employee or former employee of the Company or any Subsidiary. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been made available to Buyer together with (A) the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan and (B) the most recent actuarial valuation report, if any, prepared in connection with any such plan. Such plans are referred to collectively herein as the "Employee Plans". For purposes of this Section, "affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code.

              (b) No Employee Plan (i) constitutes a "multiemployer plan", as defined in Section 3(37) of ERISA (a "Multiemployer Plan"), (ii) is maintained in connection with any trust described in Section 501(c)(9) of the Code or (iii) is subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make the Company or any Subsidiary, any officer or director of the Company or any Subsidiary subject to any material liability under Title I of ERISA or liable for any material tax pursuant to Section 4975 of the Code.

              (c) Each Employee Plan that is intended to be qualified under
Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and, to the knowledge of the Company, there has been no event since the date os such determination which would adversely affect such qualification; each trust created under any such Plan has been determined by the Internal Revenue Service to be exempt from tax under Section 501(a) of the Code and, to the knowledge of the Company, there has been no event since the date of such exemption which would adversely affect such exemption. The Company has furnished to the Buyer copies of the most recent Internal Revenue Service determination letter with respect to each such Employee Plan. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan.

              (d) The Company has provided Buyer with a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by the Company or any of its affiliates and (iii) covers any employee or former employee of the Company or any Subsidiary. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to Buyer are referred to collectively herein as the "Benefit Arrangements", and which together with the Employee Plans are referred to collectively herein as the "Benefit Plans". Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement.

              (e) Except as set forth in Schedule 3.14, neither the Company nor any Subsidiary has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any Subsidiary, except as required to avoid excise tax under Section 4980B of the Code.

              (f) Except as disclosed in writing to Buyer prior to the date hereof, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended on the Balance Sheet Date.

              (g) Neither the Company nor any Subsidiary is a party to or subject to any union contract or any employment contract or arrangement providing for annual future compensation of more than $100,000 with any officer, consultant, director or employee.

              (h) Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of the Company or any Subsidiary. The Company and each Subsidiary is in compliance in all material respects with applicable laws relating to the employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, worker's compensation, employee privacy and right to know and social security contributions.

              (i) Except as disclosed on Schedule 3.14 or as contemplated by Sections 1.05 and 5.01(b) of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, or unemployment compensation) becoming due to any director or employee of the Company or any Subsidiary; (ii) result in the acceleration of vesting under any Employee Plan or Benefit Arrangement; or (iii) materially increase any benefits otherwise payable under any Employee Plan, and any such payment or increase in benefits is fully deductible under the Code, including but not limited to Sections 162, 280G and 404. Deductibility of future compensation payments to employees of the Company and each Subsidiary are not subject to the limitations of Code Section 280G as a result of prior corporate transactions involving the Company or any Subsidiary or the transactions contemplated hereby.

              (j) As of the date hereof, except as disclosed on Schedule 3.14,
(i) the Company and each Subsidiary have performed all material obligations required to be performed by them under any Benefit Plan and (ii) there are no actions, suits, arbitrations or claims (other than routine claims for benefits) pending or threatened with respect to any Benefit Plan.

            SECTION 3.15. Finders' Fees. Except for (i) Donaldson, Lufkin & Jenrette Securities Corporation, (ii) SBC Warburg Dillon Read and (iii) Gleacher NatWest (the fees and expenses of which have been disclosed to Buyer), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of, the Company or any Subsidiary, who might be entitled to any fee or commission from Buyer or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

            SECTION 3.16. FCC Matters and Governmental Matters. (a) The Company and its Subsidiaries hold all licenses, permits and other authorizations issued by the FCC to the Company and its Subsidiaries for the operation of their respective businesses that are set forth in Schedule 3.16(a) (the "FCC Licenses"). The FCC Licenses constitute all of the licenses, permits and authorizations from the FCC that are required for the operations and businesses of the Company and its Subsidiaries as they are now operated, except that in the case of certain microwave operations, the FCC has authorized such operations but has not issued a written microwave authorization, and in the case of certain cell sites, the Company is awaiting issuance of a license pursuant to a Form 489 notification. Schedule 3.16(a) also identifies all microwave operations that are authorized but for which the FCC has not issued a written authorization. Without limiting the foregoing, the Company and its Subsidiaries have received all necessary authorizations from the Federal Aviation Administration ("FAA") for all existing towers that are part of the cellular or microwave systems operated by the Company and its Subsidiaries and for any facilities the construction of which have been approved by the FCC or of which applications or notifications have been filed for such approval.

              (b) Schedule 3.16(b) sets forth each application and notification that the Company and its Subsidiaries have pending before the FCC and sets forth the expiration date for each of the cellular FCC Licenses. The Company and its Subsidiaries have provided a copy to Buyer of each of the FCC Licenses and the applications and notifications listed in Schedule 3.16(b), except where the FCC has not issued a written microwave authorization.

              (c) The FCC Licenses are valid and in full force and effect, unimpaired by any condition or restriction or any act or omission by the Company or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.16(c), there are no modifications, amendments, applications, revocations, or other proceedings, or complaints pending or, to the knowledge of the Company, threatened, with respect to the FCC Licenses (other than proceedings that apply to the cellular industry generally). Except as set forth in Schedule 3.16(c), all fees due and payable to the FCC have been paid and no event has occurred which, with or without the giving of notice or lapse of time or both, would constitute grounds for revocation or modification of the FCC Licenses. For all of the FCC Licenses that are cellular licenses in which the five-year fill-in period expired prior to the date of this Agreement, the Company timely filed appropriate applications or notifications with the FCC such that none of the original authorized area became " unserved area," as defined in 47 C.F.R. Part 22 , except where such unserved areas have subsequently been added to the Company's Cellular Geographic Service Area pursuant to Phase 2 applications and Form 489 notifications or as identified on Schedule 3.16(c). Schedule 3.16(c) identifies all of the FCC Licenses that are cellular licenses for which the five-year fill-in period has not yet passed as of the date of this Agreement. The Company does not conduct any microwave operations on frequencies that are subject to relocation under the FCC's rules, except as identified on Schedule 3.16(c), which also identifies which of such operations are classified as "primary" and which as "secondary" under the FCC's rules.

            (d) Except where a lack of compliance would not, or would not reasonably be expected to, have a Material Adverse Effect, (i) all reports required by the Communications Act or required to be filed with the FCC by the Company and its Subsidiaries have been filed and are accurate and complete in all material respects and (ii) all reports required to be filed by the Company and its Subsidiaries with all other governmental or administrative authorities, federal, state and local, have been filed and are accurate and complete in all material respects.

              (e) Except where a lack of compliance would not, or would not reasonably be expected to, have a Material Adverse Effect, the Company and its Subsidiaries are in compliance with, and their cellular systems have been operated in compliance with, the Communications Act and the rules, regulations, policies and orders of the relevant state public utilities commissions and the FAA, including, without limitation, the FCC's time and coverage requirements of 47 C.F.R. ss.ss. 22.142, 22.911, 22.912 and 22.946 (the "Statutes"). Except as
set forth in Schedule 3.16(e), the Company and its Subsidiaries have not received any written notice to the effect, or otherwise been advised in writing, that they are not in compliance with any Statutes and do not have any reason to anticipate that any presently existing circumstances are reasonably likely to result in violations of any Statutes.

              (f) Without limiting the generality of the foregoing, no adverse finding has been made, no consent decree entered, no adverse action has been approved or taken by the FCC or any court or other administrative body, and to the knowledge of the Company, no admission of liability has been made with respect to the Company or any of its Subsidiaries or any of the Company's stockholders or any management employee of the Company or its Subsidiaries concerning any civil or criminal suit, action or proceeding brought under the provision of any federal, state, territorial or local law relating to any of the following: any felony; unlawful restraint of trade or monopoly; unlawful combination; contract or agreement in restraint of trade; the use of unfair methods of competition; fraud; unfair labor practice; or discrimination.

              (g) Neither the Company nor any of its Subsidiaries has engaged in any course of conduct that could reasonably be expected to impair the ability of Buyer or its subsidiaries to be the holder of the FCC Licenses or is aware of any reason why the FCC Licenses might not be renewed in the ordinary course, why any of the FCC Licenses might be revoked, or why any pending applications or notifications might not be approved.

            SECTION 3.17. Licenses and Permits; Compliance with Laws. The Company and its Subsidiaries hold all governmental permits, licenses, authorizations, consents and approvals (none of which has been modified or rescinded and all of which are in full force and effect) (collectively, the "Permits") necessary for the Company and its Subsidiaries to own, lease, and operate their respective properties and to carry their respective businesses as now being conducted, except for Permits the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The businesses of the Company and its Subsidiaries are not being conducted in violation of any applicable law, statute, ordinance, regulation, judgment, Permits, order, decree, concession, grant or other authorization of any governmental entity, except for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            SECTION 3.18. Contracts. (a) Except as set forth in Schedule 3.18, included or incorporated by reference in the SEC Reports filed prior to the date hereof and the Draft 1997 Form 10-K are all contracts and documents required to be filed as exhibits thereto (collectively, together with all contracts and documents that would be required to be so filed but for the exception with respect to filing contracts made in the ordinary course of business, the "Contracts").

            (b) Except as set forth in Schedule 3.18, each of the Contracts is valid, in full force and effect, binding upon the Company, and, to the Company's knowledge, the other parties thereto and enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally. Neither the Company nor any Subsidiary is in default under any Contract, nor, to the Company's knowledge, does any condition exist that, with notice or lapse of time or both, would constitute such default, excluding in any case such defaults that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

            (c) The Company does not have any material contractual arrangements relating to its joint venture with Southwestern Bell in respect of the Laredo, Texas MSA that is not a Contract.

            SECTION 3.19. Properties; Assets. (a) Except for such exceptions that do not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the consolidated balance sheet of the Company dated as of December 31, 1997 as being owned by the Company or any Subsidiary (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), or acquired after the date thereof, free and clear of all Liens, except (x) statutory liens securing payments not yet due and (y) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (ii) is the lessee of all leasehold estates and is in possession of the properties purported to be leased thereunder, and to the knowledge of the Company, each such lease is valid without default thereunder by the lessee or lessor.

              (b) Except for such exceptions that do not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the assets and properties of the Company and its Subsidiaries, taken as a whole, are in good operating condition and repair (ordinary wear and tear excepted), and constitute all of the assets and properties which are required for the businesses and operations of the Company and its Subsidiaries as presently conducted.

            SECTION 3.20. Environmental Matters. Neither the Company nor any Subsidiary is in violation of any applicable Environmental Law, and no condition or event has occurred with respect to the Company or any Subsidiary, with the giving of notice, lapse of time, or both, would constitute a violation of any such Environmental Law, excluding in any event such violations, conditions and events that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and neither the Company nor any Subsidiary, nor to the Company's knowledge any other Person has ever generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Contaminant in any reportable quantity at, or to the Company's knowledge in the vicinity of any real property that has been or is currently owned or leased by the Company or any Subsidiary, other than any such acts that individually or in the aggregate do not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. To the Company's knowledge, no other Person has violated any Environmental Law with respect to the business or assets of the Company or any Subsidiary, excluding any violations that, individually or in the aggregate, do not, or would not reasonably be expected to have a Material Adverse Effect. For purposes of this Section, "Environmental Law" means any and all applicable federal, state and local statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, licenses, agreements and governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances or wastes into the environment including without limitation ambient air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances or wastes or the clean-up or other remediation thereof; and "Contaminant" means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste, or any constituent of any such substance or waste, in each of the foregoing cases as defined in or pursuant to any Environmental Law.

            SECTION 3.21. Related Party Transactions. (a) Except as set forth in the Company SEC Reports or Schedule 3.21, no beneficial owner of 5% or more of the Company's outstanding equity securities or officer or director of the Company or any Person (other than the Company) in which any such Person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all such Persons) (collectively, "Related Parties") has any interest in: (i) any contract, arrangement or understanding with, or relating to, the business or operations of, the Company or any Subsidiary, (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or any Subsidiary, or any property (real, personal or mixed), tangible or intangible, used in the business or operations of the Company or any Subsidiary; excluding any such contract, arrangement, understanding or agreement constituting an Employee Plan or Benefit Arrangement.

              (b) Following the Effective Time, except for obligations set forth herein, neither the Company nor any Subsidiary will have any obligations of any kind to any Related Party except for (i) accrued salary for the pay period commencing immediately prior to the Effective Time, (ii) the obligations set forth in the Company SEC Reports and (iii) contracts entered into with AT&T in the ordinary course of business.

            SECTION 3.22. Opinion of Financial Advisor. The Directors of the Company have received the opinions of SBC Warburg Dillon Read and Gleacher NatWest to the effect that the Merger Consideration is fair from a financial point of view to the stockholders of the Company (other than Buyer and its affiliates).



                                    ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer represents and warrants to the Company that:

            SECTION 4.01. Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for such licenses, authorizations, consents and approvals the failure of which to obtain would not, or would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Buyer (a "Buyer Material Adverse Effect"). Since the date of its incorporation, Buyer has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

            SECTION 4.02. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Buyer, enforceable against it in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally and by equitable principles of general applicability.

            SECTION 4.03. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Delaware Law,
(b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the Exchange Act and (d) compliance with any applicable requirements of the Communications Act.

            SECTION 4.04. Non-contravention. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of Buyer, (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of law, regulation, judgment, order or decree binding upon Buyer or (c) result in a breach or violation of or constitute a default under (or an event which with the giving of notices or the lapse of time or both would constitute a default under) or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which it is entitled or require any consent, approval or authorization under any provision of any material agreement, contract or other instrument binding upon Buyer or any of its assets, except for such contraventions, conflicts or violations referred to in clause
(b) and breaches, violations, defaults, rights of termination, cancellation or acceleration or losses referred to in clause (c) that in the aggregate would not, or would not reasonably be expected to, have a Buyer Material Adverse Effect or prevent or delay the consummation of the Merger in any material respect or otherwise prevent Buyer from performing its obligations under this Agreement in any material respect or prevent or delay the consummation of the Merger in any material respect.

           SECTION 4.05. Disclosure Documents. The information with respect to Buyer that Buyer furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time the stockholders vote on adoption of this Agreement and at the Effective Time, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing thereof and at the time of any distribution thereof.

            SECTION 4.06. Finders' Fees. There is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

            SECTION 4.07. Financing. (a) Buyer has delivered to the Company copies of (i) a stock purchase agreement (the "Stock Purchase Agreement") dated March 5, 1998 by and among Buyer and the purchasers listed on Exhibit A thereto pursuant to which each of the foregoing purchasers has committed, subject to the terms and conditions set forth therein, to purchase securities of Buyer for an aggregate amount equal to $350,000,000, (ii) a bridge loan commitment letter dated March 6, 1998 from Merrill Lynch Capital Corporation ("MLCC") and Toronto-Dominion (Texas), Inc. and TD Securities (USA) Inc. (collectively, "TD", and together with MLCC, the "Initial Lenders") pursuant to which the Initial Lenders have committed, subject to the terms and conditions set forth therein, to provide an unsecured senior subordinated bridge loan in the aggregate principal amount of $200,000,000 (the "Bridge Loan Commitment") and (iii) a credit facilities commitment letter dated March 6, 1998 from the Initial Lenders pursuant to which the Initial Lenders have committed, subject to the terms and conditions set forth therein, to enter into one or more credit agreements providing for loans to Buyer of up to $1,000,000,000 (the "Credit Facilities Commitment"). The aforementioned Stock Purchase Agreement, the Bridge Loan Commitment and the Credit Facilities Commitment shall be referred to as the "Financing Agreements" and the financing to be provided thereunder shall be referred to as the "Financing." As of the date hereof, neither the Stock Purchase Agreement, the Bridge Loan Commitment nor the Credit Facilities Commitment referred to above has been withdrawn and Buyer does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in the Financing Agreements not being satisfied.

              (b) Upon obtaining the Financing described in paragraph (a), Buyer will have sufficient funds available to consummate the Merger as contemplated by this Agreement.

              (c) As of the date hereof, Buyer believes that the Financing will not create any liability to the directors, officers or stockholders of the Company under any federal or state fraudulent conveyance or transfer law. As of the date hereof, Buyer further believes that immediately after consummation of the transactions contemplated hereby, including, without limitation, the Financing, the Surviving Corporation (i) will not become insolvent, (ii) will not be left with unreasonably small capital, (iii) will not have incurred debts beyond its ability to pay such debts as they mature, and (iv) the capital of the Company will not become impaired.

            SECTION 4.08. Qualification of Buyer. Buyer is and at the Effective Time will be legally, technically and otherwise qualified under the Communications Act and all rules, regulations and policies of the FCC to acquire, own and operate the assets and business of the Company and its Subsidiaries. There are no facts or proceedings which would reasonably be expected to disqualify Buyer under the Communications Act or otherwise from acquiring or operating any of the assets and business of the Company and its Subsidiaries or would cause the FCC not to approve the FCC Application (as defined in Section 7.05(a)). Buyer has no knowledge of any fact or circumstance relating to Buyer or any of its affiliates that would be reasonably be expected to (a) cause the filing of any objection to the FCC Application or (b) lead to a delay in the processing by the FCC of the FCC Application. No waiver of any FCC rule or policy is necessary to be obtained for the approval of the FCC Application, nor will processing pursuant to any exception or rule of general applicability be requested or required in connection with the consummation of the transaction herein.

            SECTION 4.09. Capitalization. Within 20 days after the date hereof, the shareholders of Buyer will have contributed $25,000,000 in equity capital to Buyer. Buyer agrees that its paid in equity capital will not be less than such amount until after the later of: (i) the tenth day after this Agreement is terminated pursuant to Section 9.01 and (ii) the date on which any disputes between the parties hereto arising out of or relating to this Agreement and the transactions contemplated hereby have been resolved. Buyer agrees not to pay any fees to any of its affiliates prior to the Effective Time.



                                    ARTICLE 5
                            COVENANTS OF THE COMPANY

            The Company agrees that:

            SECTION 5.01. Conduct of the Company. (a) From the date hereof until the Effective Time, except pursuant to existing obligations disclosed in the Schedules to this Agreement or in the Company SEC Reports, or except as contemplated by this Agreement, (A) the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with third parties, to maintain their rights and franchises, to keep available the services of their present officers and employees and to maintain and keep their properties and assets in as good repair and condition as at present, ordinary wear and tear excepted and (B) without limiting the generality of the foregoing, without the written consent of Buyer (which consent will not be unreasonably withheld or delayed):

              (i) the Company will not adopt or propose any change in its certificate of incorporation or bylaws;

             (ii) the Company will not, and will not permit any Subsidiary of the Company to, merge or consolidate with any other Person or acquire a material amount of assets or business of any other Person or make any capital expenditures other than as contemplated by the Company's 1998 Budget previously delivered to Buyer;

            (iii) the Company will not, and will not permit any Subsidiary of the Company to, sell, lease, license or otherwise dispose of any assets or property except (x) pursuant to existing contracts or commitments and (y) in the ordinary course consistent with past practice;

             (iv) the Company will not, and will not permit any Subsidiary of the Company to (x) take or agree or commit to take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (y) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time; or

              (v) the Company will not, and will not permit any Subsidiary of the Company to, agree or commit to do any of the foregoing.

              (b) Between the date hereof and the Effective Time, the Company will allocate and make available four million dollars in cash ($4,000,000) (the "Employee Funds") from its cash reserves for distribution to officers and employees of the Company (excluding the President of the Company). The Employee Funds will be distributed at the Effective Time to such officers and employees of the Company (excluding the President of the Company) and in such amounts and at such times as shall be determined in the sole discretion of the President of the Company.

            SECTION 5.02. Stockholder Meeting; Proxy Material. (a) The Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. The Directors of the Company shall, subject to their fiduciary duties as advised by counsel, recommend approval and adoption of this Agreement and the Merger by the Company's stockholders. In connection with such meeting, the Company will (i) promptly prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) use its best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby unless otherwise required by applicable fiduciary duties of the directors of the Company, as determined by such directors in good faith after consultation with counsel and (iii) otherwise comply with all legal requirements applicable to such meeting. Buyer shall have the right to review the Company Proxy Statement and other proxy materials before filing with the SEC.

              (b) Without limiting the generality of the foregoing, the Company and Buyer shall each notify the other as promptly as practicable (i) upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Company Proxy Statement and (ii) after the receipt by it of any written or oral comments of the SEC on, or of any written request by the SEC for amendments or supplements to, the Company Proxy Statement, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC with respect to any of the foregoing filings.

            SECTION 5.03. Access to Information. (a) From the date hereof until the Effective Time, the Company will (i) give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries as such Persons may reasonably request, and furnish such persons with such financial and operating data and other information as such Persons may reasonably request and (ii) instruct the Company's employees, counsel and financial advisors to cooperate with Buyer in its investigation of the business of the Company and its Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Buyer hereunder. The foregoing information shall be held in confidence to the extent required by, and in accordance with, the provisions of the letter agreement dated December 5, 1997 between Donaldson, Lufkin & Jenrette Securities Corporation and Spectrum Equity Investors (the "Confidentiality Agreement").

              (b) The Company will not waive or fail to enforce any provision of any confidentiality or standstill or similar agreement to which it is a party without the prior written consent of Buyer.

            SECTION 5.04. Other Offers. (a) From the date hereof until the termination hereof, the Company and its Subsidiaries and their respective officers, directors, employees, representatives (including any investment banker, attorney or accountant) and other agents will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal or (ii) subject to the fiduciary duties of the Board of Directors under applicable law as advised by Davis Polk & Wardwell, counsel to the Company, engage in discussions or negotiations with, or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to, any Person that may be considering making, or has made, an Acquisition Proposal. The Company will promptly notify Buyer after receipt of any Acquisition Proposal or any indication that any Person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any Subsidiary or for access to the properties, books or records of the Company or any Subsidiary by any Person that may be considering making, or has made, an Acquisition Proposal, which notification shall include the identity of the offeror and the terms and conditions of any Acquisition Proposal (but only to the extent the Board of Directors of the Company may disclose such information without breaching its fiduciary duties as advised by counsel and as determined in good faith and without violating any of the conditions of such Acquisition Proposal), and will keep Buyer fully informed (subject to such fiduciary duties) on a current basis of the status and details of any such Acquisition Proposal, indication or request.

              (b) For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any Subsidiary or the direct or indirect acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary, other than the transactions contemplated by this Agreement, or a tender offer or exchange offer for at least 20% of the outstanding Shares or any other extraordinary transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger.

            SECTION 5.05. Notices of Certain Events. The Company shall promptly notify Buyer of:

              (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

              (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

              (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or which relate to the consummation of the transactions contemplated by this Agreement.

            SECTION 5.06. Solvency Advice. The Company shall request Valuation Research or Houlihan Lokey to deliver the advice contemplated by Section
8.03(d) as promptly as practicable.



                                    ARTICLE 6
                               COVENANTS OF BUYER

            Buyer agrees that:

            SECTION 6.01. Confidentiality. Buyer acknowledges and agrees that all information received from or on behalf of the Company or any of the Company's Subsidiaries in connection with the Merger shall be deemed received pursuant to the Confidentiality Agreement and Buyer shall, and shall cause Buyer's affiliates and Representatives (each as defined therein), to comply with the provisions of the Confidentiality Agreement with respect to such information and the provisions of the Confidentiality Agreement are hereby incorporated herein by reference with the same effect as if fully set forth herein.

            SECTION 6.02. Voting of Shares. Buyer agrees to vote all Shares beneficially owned by it in favor of adoption of this Agreement at the Company Stockholder Meeting.

            SECTION 6.03. Indemnification; Directors' and Officers' Insurance.
(a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the certificate of incorporation and bylaws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of persons who at any time prior to the Effective Time were identified as prospective indemnified parties under the certificate of incorporation or bylaws of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by applicable law.

              (b) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors and employees of the Company and the Subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses (including reasonable fees and expenses of counsel), claims, damages, liabilities or amounts that are paid in settlement of, with the approval of Buyer and the Surviving Corporation (which approval shall not be unreasonably withheld), or otherwise in connection with, any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on, or arising in whole or in part out of, any actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions and financing contemplated by this Agreement), in each case to the fullest extent permitted under Delaware Law (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of Delaware
Law).

            (c) Without limiting the foregoing, in the event any Claim is brought against any Indemnified Party (whether arising before or after the Effective Time) after the Effective Time, (i) the Indemnified Parties may retain its regularly engaged independent legal counsel as of the date of this Agreement, or other independent legal counsel satisfactory to them and reasonably acceptable to Buyer, (ii) the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received and (iii) the Surviving Corporation will use its reasonable efforts to assist in the vigorous defense of any such matter, provided that the Surviving Corporation shall not be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 6.03, promptly upon learning of any such Claim, shall notify the Surviving Corporation (although the failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability which the Surviving Corporation may have under this Section 6.03, except to the extent such failure materially prejudices the Surviving Corporation), and shall deliver to the Surviving Corporation the undertaking contemplated by Section 145(e) of Delaware Law. The Indemnified Parties as a group may retain one law firm (in addition to local counsel) to represent them with respect to each such matter unless there is, under applicable standards of professional conduct (as reasonably determined by counsel to such Indemnified Parties) a conflict on any significant issue between the position of any two or more of such Indemnified Parties, in which event, an additional counsel as may be required may be retained by such Indemnified Parties.

              (d) Buyer shall cause to be maintained in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company with respect to matters occurring prior to the Effective Time, provided that (i) Buyer may substitute therefor policies with reputable and financially sound carriers having at least the same coverage and amounts thereof and containing terms and conditions which are no less advantageous to the Indemnified Parties and (ii) Buyer shall not be required to pay an annual premium for such insurance in excess of three hundred percent of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase as much coverage as possible for such amount.

              (e) This Section 6.03 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs and personal representatives and shall be binding on Buyer and the Surviving Corporation and their respective successors and assigns.

            SECTION 6.04. Name Change. On or about the Closing Date, Buyer agrees to take such action as is necessary to cause the Surviving Corporation and its Affiliates to change their respective names to names that do not include, and are not identical or confusingly similar to, the name "Price" or "PriCellular."

            SECTION 6.05. High Yield Financing. As promptly as practicable following the date hereof, Buyer shall use its commercially reasonable efforts to raise gross cash proceeds of $200 million from an offering of its unsecured senior subordinated debt securities (the "High Yield Financing") upon such terms and conditions as may be specified by the Initial Lenders pursuant to the Financing Agreements. Buyer agrees that it shall not amend (other than to extend the termination date thereof), waive, discharge or terminate any material provision of any of the Financing Agreements without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed. In the event that any portion of such Financing becomes unavailable, regardless of the reason therefor, Buyer will use its commercially reasonable efforts to obtain alternative financing on substantially comparable or more favorable terms from other sources.

            SECTION 6.06. Equity Financing. Promptly after entering into this Agreement, Buyer shall deliver to each of the purchasers party to the Stock Purchase Agreement, in accordance with the procedures set forth therein, the "Initial Funding Notice" referred to therein, which notice shall not be withdrawn. If Buyer shall not have received $25 million of equity capital within 20 days after the date hereof, upon the request of the Company, Buyer shall use its commercially reasonable efforts to seek specific enforcement and such other legal remedies as may be available to enforce the respective commitments of its investors, as set forth in the Stock Purchase Agreement, to fund such $25 million.



                                    ARTICLE 7
                       COVENANTS OF BUYER AND THE COMPANY

            The parties hereto agree that:

            SECTION 7.01. Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, using its best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders required to be obtained (i) from any governmental body, agency or official under applicable laws and regulations, and (ii) pursuant to contracts to which the Company or Buyer is a party. From the date hereof until the Closing Date, each party shall execute and file or join in the execution and filing of any applications or other documents (in form reasonably satisfactory to the other party) that may reasonably be necessary in order to obtain the authorizations, approvals or consents of the FCC and each other governmental body or third party that may be required or that each party may reasonably request of the other in connection with the consummation of the transactions contemplated by this Agreement. Each party agrees that it will give the other party notice if it becomes aware of an occurrence or nonoccurrence that would result in such party not being able to deliver the certificate required by Section 8.02(a) or 8.03(a), as applicable.

              (b) The Company agrees to provide such cooperation as is reasonably requested by Buyer in connection with the arrangement of the debt financing to be consummated in connection with this Agreement, including making Company personnel available to participate in drafting sessions for offering memoranda and due diligence sessions. The Company will also provide assistance in connection with the preparation of customary closing documentation for such debt financing, provided that the Company will have no obligation to provide such cooperation to the extent it reasonably could result in a potential personal liability to an officer, director or employee of the Company. Subject to Section 10.04, any out of pocket expenses incurred by the Company in connection with such assistance will be reimbursed by Buyer if the Closing does not occur.

              (c) The Company shall, and shall cause Wireless to, provide such cooperation as is reasonably requested by Buyer in connection with Buyer's consummation of the tender offers for the debt securities issued by Wireless or the Company in connection with the arrangement of debt financing for the transactions contemplated by this Agreement, including without limitation, making Company and Wireless personnel available to participate in the preparation of tender offer documents and ancillary documents, executing supplemental indentures, providing assistance in connection with arranging for the delivery of customary legal opinions and preparation of other customary closing documentation, provided that the Company and Wireless will have no obligation to make any payments in connection therewith; provided further that the Company and Wireless will have no obligation to provide such cooperation to the extent it reasonably could result in a potential liability to an officer, director or employee of the Company or Wireless. Subject to Section 10.04, any out of pocket expenses incurred by the Company or Wireless in connection with such assistance will be reimbursed by Buyer if the Closing does not occur.

              (d) Buyer agrees that upon satisfaction of (i) the conditions set forth in Article 8 of this Agreement (other than the Financing Condition) and
(ii) the conditions precedent to any extension of credit under the financing agreements relating to the Bridge Loan Commitment and the Credit Facilities Commitment, other than those conditions which are within Buyer's control to cause to be satisfied at such time, it shall promptly, but in no event later than the second business day after satisfaction of the conditions referred to in clause (i) and (ii) above, borrow such amounts under the Financing Agreements as are required for Buyer to consummate the Merger and all transactions contemplated by this Agreement.

            SECTION 7.02. Certain Filings. The Company and Buyer shall cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents, and (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

            SECTION 7.03. Public Announcements. Buyer and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

            SECTION 7.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Buyer, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Buyer, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

            SECTION 7.05. FCC Application. (a) As promptly as practicable after the execution and delivery of this Agreement, Buyer and the Company shall prepare all appropriate applications for FCC consent, and such other documents as may be required, with respect to the transfer of control of the Company to Buyer (collectively, the "FCC Application"). Not later than the fifth business day following execution and delivery of this Agreement, the Company shall deliver to Buyer its completed portion of the FCC Application. Not later than the tenth business day following the execution and delivery of this Agreement, Buyer shall file, or cause to be filed, the FCC Application. Buyer and the Company shall prosecute the FCC Application in good faith and with due diligence in order to obtain such FCC consent as expeditiously as practicable. If the Closing shall not have occurred for any reason within the initial effective period of the granting of approval by the FCC of the FCC Application, and neither Buyer nor the Company shall have terminated this Agreement pursuant to
Section 9.01, Buyer and the Company shall jointly request one or more extensions of the effective period of such grant. No party hereto shall knowingly take, or fail to take, any action the intent or reasonably anticipated consequence of which action or failure to act would be to cause the FCC not to grant approval of the FCC Application or delay either such approval or the consummation of the transfer of control of the Company.

              (b) Buyer and the Company shall each pay one-half (1/2) of any FCC fees that may be payable in connection with the filing or granting of approval of the FCC Application. Buyer and the Company shall each oppose any request for reconsideration or judicial review of the granting of approval of the FCC Application.

            SECTION 7.06. HSR Act Matters. Promptly after the date hereof, Buyer and the Company (as may be required pursuant to the HSR Act) will complete all documents required to be filed with the Federal Trade Commission and the United States Department of Justice in order to comply with the HSR Act and, not later than 15 days after the date hereof, together with the persons who are required to join in such filings, shall file the same with the appropriate governmental agencies. Buyer and the Company shall promptly furnish all materials thereafter required by any of the governmental agencies having jurisdiction over such filings, and shall take all reasonable actions and shall file and use best efforts to have declared effective or approved all documents and notifications with any such governmental agencies, as may be required under the HSR Act or other Federal antitrust laws for the consummation of the Merger and the other transaction contemplated hereby.

            SECTION 7.07. Warrants; Convertible Notes. (a) Prior to the Effective Time, the Company and Buyer will deliver to the holder of the Warrants the written instrument required to be delivered pursuant to Section 1.3(c) of the Warrant Agreement. After the Effective Time, at the request of the holder of the Warrants, the Company will exchange the Warrants for an amount in cash equal to the product of (i) the number of Class B Shares into which the Warrants to be exchanged are exercisable and (ii) the difference between the Merger Consideration and the Exercise Price on the day the holder of the Warrants requests an exchange pursuant to this Section 7.07.

              (b) Prior to the Effective Time, the Company and Buyer will execute and deliver to the Bank of Montreal Trust Company (the "Trustee") the supplemental indenture (and any necessary officer's certificates) relating to the Convertible Discount Notes as required by Section 13.06 of that Indenture dated as of August 21, 1995 between the Company and the Trustee. In addition, prior to the Effective Time, the Company and Buyer will mail to each holder of the Convertible Discount Notes a notice of the execution of such supplemental indenture.



                                    ARTICLE 8
                            CONDITIONS TO THE MERGER

            SECTION 8.01. Conditions to the Obligations of Each Party. The obligations of the Company and Buyer to consummate the Merger are subject to the satisfaction of the following conditions:

              (a) this Agreement and the transactions contemplated hereby shall have been approved and adopted by the stockholders of the Company in accordance with Delaware Law;

              (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired;

              (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger or any other transactions pursuant to this Agreement;

              (d) all consents, waivers, approvals, authorizations or permits by or from, and all actions by or in respect of or filings with any governmental body, agency, official, or authority required to permit the execution, delivery and performance of this Agreement, and the consummation of the Merger and the other transactions contemplated by this Agreement, including, without limitation, the FCC Transfer Approvals referred to below, shall have been obtained; and

              (e) except as set forth below, all consents, waivers, approvals and authorizations (the "FCC Transfer Approvals") required to be obtained from, and all filings or notices required to be made by Buyer and the Company prior to consummation of the transactions contemplated in this Agreement shall have been obtained from or made with, the FCC, and each of the FCC Transfer Approvals shall have become a Final Order.

For purposes of this Agreement, "Final Order" shall mean an action by the FCC:
(i) that is not reversed, stayed, enjoined, set aside, annulled or suspended within the deadline, if any, provided by applicable statute or regulation, (ii) with respect to which no request for stay, motion or petition for reconsideration or rehearing, application or request for review, or notice of appeal or other judicial petition for review that is filed within such period is pending and (iii) as to which the deadlines, if any, for filing any such request, motion, petition, application, appeal or notice, and for the entry of orders staying, reconsidering or reviewing on the FCC's own motion have expired. Notwithstanding anything to the contrary contained herein or otherwise: (x) Buyer may, at its option by written notice to the Company, waive on behalf of all the parties the requirement that each of the FCC Transfer Approvals shall have become a Final Order and (y) in the case of the required FCC Transfer Approvals of the transfer of the microwave licenses only, Buyer shall, on behalf of all the parties, deem either initial FCC approvals or special temporary authority to transfer the microwave licenses to satisfy this condition and in such case upon receipt of either the initial FCC approvals or special temporary authority each party shall be obligated hereunder as though a Final Order had been received.

            SECTION 8.02. Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the Merger are subject to the satisfaction of the following further conditions:

              (a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true in all material respects at and as of the Effective Time (provided that any representation or warranty contained herein that is qualified by a materiality standard shall not be further qualified hereby) as if made at and as of such time (except that those representations and warranties made as of a specified date shall be true in all material respects as of such date) and Buyer shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

              (b) no court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Merger or the effective operation of the business of the Company and its Subsidiaries after the Effective Time;

              (c) Buyer shall have received all documents it may reasonably request relating to the existence of the Company and its Subsidiaries and the authority of the Company for this Agreement, all in form and substance reasonably satisfactory to Buyer;

              (d) Buyer shall have obtained the debt financing set forth in the
            Financing Agreements on the terms set forth therein, unless the failure to obtain such financing was the result of a willful failure by Buyer to perform any covenant or condition contained therein or the inaccuracy of any representation or warranty arising out of the bad faith or willful misconduct of Buyer (the "Financing Condition");

              (e) Since the date of this Agreement, there shall not have occurred any change, event, occurrence, development or circumstance which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect; and

              (f) The AT&T consent and waiver agreement shall be in full force and effect in accordance with its terms.

            SECTION 8.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

              (a) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of Buyer contained in this Agreement and any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Effective Time as if made at and as of such time (except that those representations and warranties made as of a specified date shall be true in all material respects as of such date) and the Company shall have received a certificate signed by an executive officer of each of Buyer to the foregoing effect;

              (b) the Company shall have received all documents it may
            reasonably request relating to the existence of Buyer and the authority of Buyer for this Agreement, all in form and substance reasonably satisfactory to the Company;

              (c) Buyer shall have entered into a consulting agreement with the
            President of the Company in form and substance reasonably satisfactory to the President and Buyer; and

              (d) The Board of Directors of the Company shall have received advice, reasonably satisfactory to the Board, from an independent advisor confirming the belief of Buyer set forth in Section 4.07(c).



                                    ARTICLE 9
                                   TERMINATION

            SECTION 9.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

              (a)    by mutual written consent of the Company and Buyer;

              (b) by either the Company or Buyer if the Merger has not been consummated by the earliest to occur of (i) the termination of the Bridge Loan Commitment or the Credit Agreement Commitment if the High Yield Financing shall not have been consummated prior thereto,
            (ii) if the High Yield Financing shall have been consummated, the proceeds thereof ceasing to be held in escrow and (iii) March 6, 1999;

              (c) by either the Company or Buyer, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

              (d) by the Company, upon payment to Buyer of the amounts referred to in Section 10.04(b), if prior to or after the Company Stockholder Meeting, the Directors of the Company, in good faith based upon the advice of independent legal counsel, shall have withdrawn or modified in a manner adverse to Buyer their approval or recommendation of this Agreement, or shall have resolved to do so, in order to permit the Company to execute a definitive agreement in connection with an Acquisition Proposal, provided that the Company has complied with its obligations in Section 5.04;

              (e)    by Buyer upon the occurrence of any Trigger Event;

              (f) by the Company or Buyer if the approval of the stockholders of the Company required for the consummation of the Merger shall not have been obtained at a duly held meeting of shareholders to vote on the Merger, or any adjournment thereof;

              (g) by Buyer or the Company upon a material breach on the part of the other of any covenant or agreement herein or if any representation or warranty of the other party shall not be true in any material respect (provided that any representation or warranty that is qualified by a materiality standard shall not be further qualified hereby) and, if such breach is capable of being cured, shall not have been cured within 20 business days following receipt by the breaching party of written notice of such breach from the other party; or

              (h) by the Company if equity capital in an amount equal to at least $25 million shall not have been contributed to Buyer within 30 days after the date of this Agreement as contemplated by Section 4.09.

            The party desiring to terminate this Agreement pursuant to this
Section 9.01 shall give written notice of such termination to the other party in accordance with Section 10.01.

            SECTION 9.02. Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in Sections 6.01 and 10.04 shall survive the termination hereof, and except that nothing herein shall relieve any party from liability for any breach hereof.



                                   ARTICLE 10
                                  MISCELLANEOUS

           SECTION 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

            if to Buyer, to:

                        American Cellular Corporation
                        c/o Spectrum Equity Investors
                        245 Lytton Avenue, Suite 175
                        Palo Alto, California 94301
                        Attn: Brion Applegate
                        Telecopy: (415) 464-4601

                        with a copy to:

                        Scott R. Haber, Esq.
                        Latham & Watkins
                        505 Montgomery Street
                        Suite 1900
                        San Francisco, California 94111
                        Telecopy: (415) 395-8095


            if to the Company, to:

                        PriCellular Corporation
                        711 Westchester Avenue
                        White Plains, NY 10604
                        Telecopy: (914) 422-3939

                        with a copy to:

                        Dennis Hersch, Esq.
                        John Buttrick, Esq.
                        Davis Polk & Wardwell
                        450 Lexington Avenue
                        New York, New York 10017
                        Telecopy: (212) 450-4800

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

            SECTION 10.02. Survival of Representations and Warranties and Agreements. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time except for the agreements set forth in Article 1, Sections 6.03, 7.04 and 7.07, which shall survive the Effective Time, and
Section 10.04, which shall survive the termination of this Agreement.

            SECTION 10.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Buyer, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company or (ii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

              (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

            SECTION 10.04. Expenses. (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

            (b) In order to induce Buyer to enter into this Agreement, the Company agrees to pay Buyer a fee in immediately available funds equal to $29,000,000 (unless a Trigger Event occurs after May 15, 1998 and at such time the Buyer shall not have either (i) consummated the High Yield Financing, the proceeds of which shall continue to be held in escrow or (ii) obtained the irrevocable waiver by the Initial Lenders of the conditions set forth in Sections 3(c), Section 4 (paragraph 2) and in the attached term sheet under the caption entitled "Conditions to Effectivness and to Interim Loan" the references to the accuracy of representations and warranties of Target in the first paragraph thereof and subparagraphs (l) and (r) of the Bridge Loan Commitment in which case, $19,000,000) promptly, but in no event later than three business days, after the termination of this Agreement as a result of the occurrence of any of the events set forth below (a "Trigger Event"):

              (i) the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal;

             (ii) any Person or group (as defined in Section 13(d)(3) of the
            Exchange Act) (other than Buyer or any of its affiliates or any shareholders of the Company that have executed voting agreements with Buyer) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of outstanding Shares representing at least 50.1% of the total voting power of the Company or shall have acquired, directly or indirectly, at least 50.1% of the assets of the Company;

            (iii) the Board of Directors of the Company shall have withdrawn or materially modified its approval or recommendation of the Merger or shall have resolved to do so;

             (iv) the Board of Directors of the Company shall have recommended an Acquisition Proposal to the stockholders of the Company; or

              (v) the approval of the stockholders of the Company required for the consummation of the Merger shall not have been obtained at a duly held meeting of the stockholders to vote on the Merger, or any adjournment thereof.

              (c) If this Agreement is terminated by the Company pursuant to
Section 9.01(d) or (f) or by Buyer pursuant to Section 9.01(e), (f) or (g), the Company agrees to reimburse Buyer (i) for all out-of-pocket expenses reasonably incurred in connection with this Agreement of up to $8,000,000 plus (ii) if Buyer shall have consummated the High Yield Financing for all out-of-pocket expenses reasonably incurred in connection with the High Yield Financing, including interest, underwriting discounts, debt tender payments and fees, expenses and other costs of consummating and unwinding the High Yield Financing of up to $27,000,000.

            SECTION 10.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

            SECTION 10.06. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware.

            SECTION 10.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

            SECTION 10.08. Entire Agreement; No Third-party Beneficiaries. This Agreement and the other agreements referred to herein or executed contemporaneously herewith constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. This Agreement, other than as provided in Section 6.03, is not intended to confer upon any Person other than the parties any rights or remedies.

            SECTION 10.09. Extension; Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) subject to Section 10.03, waive compliance with any of the agreements or conditions (other than Section 8.01(a)). No failure or delay on the part of any party hereto in the exercise of any rights hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

            SECTION 10.10. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            SECTION 10.11. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

            SECTION 10.12. WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND BUYER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                    PRICELLULAR CORPORATION



                                    By:     /s/ Steven Price
                                       -----------------------------------
                                            Name:  Steven Price
                                            Title: President, Chief Executive
                                                   Officer

                                    AMERICAN CELLULAR
                                            CORPORATION



                                    By:     /s/ Brion Applegate
                                        -----------------------------------
                                           Name:  Brion Applegate
                                            Title: Chairman, Chief Executive
                                                   Officer